Exhibit 99.2

MEMORANDUM

TO:	Directors and Executive Officers of Sun Bancorp, Inc. and Sun National Bank

FROM:	Patricia M. Schaubeck, General Counsel

DATE:	January 12, 2018

RE:	Notice of Blackout Period to Directors and Executive Officers

As you are aware, the transactions between Sun Bancorp, Inc. (“Sun”), OceanFirst Financial Corp. (“OceanFirst”) and Mercury Merger Sub Corp. are expected to close on January 31, 2018. This notice is intended to alert you to a prohibition on your trading in equity securities of Sun during a “blackout period” that will be imposed in connection with the closing of the transactions pursuant to Section 306(a) of the Sarbanes-Oxley Act of 2002 and Regulation BTR (i.e., the Blackout Trading Restriction) promulgated under the Securities Exchange Act of 1934.

This securities trading prohibition is imposed on directors and executive officers because participant transactions in the Sun National Bank 401(k) Plan (the “Plan”) will be restricted in order to accommodate the administration of the election and conversion process for shares of Sun common stock held in the Plan (the “Sun Bancorp Stock Fund”) in connection with the transactions. Specifically, all loans and distributions involving the Sun Bancorp Stock Fund will be prohibited effective as of 4:00 p.m., New York City time, on January 23, 2018, and all other transactions regarding the Sun Bancorp Stock Fund will be prohibited effective as of 4:00 p.m., New York City time, on January 24, 2018. This blackout period is expected to last 14 to 17 calendar days and end on or about the week of February 11, 2018.

During the blackout period, you will be prohibited from, directly or indirectly, purchasing, selling, or otherwise acquiring or transferring any Sun common stock or related derivative securities that you acquired or previously acquired in connection with your service or employment as a director or executive officer of Sun (or any successor or subsidiary corporation). This prohibition applies whether or not you hold shares of Sun common stock in the Plan and also applies to your spouse and minor children, if any, who live in your household and anyone who is financially dependent on you. If you engage in a transaction in violation of these rules, you may be required to disgorge any profits from the transaction and there may be civil and criminal penalties.

There are limited exemptions to the restrictions of Section 306(a) and Regulation BTR for certain transactions in Sun equity securities, including for bona fide gifts, transactions involving Sun equity securities that were not acquired in connection with your service or employment as a director or officer (which you must be able to prove) and transactions pursuant to a plan intended to comply with the affirmative defense conditions of Rule 10b5-l, provided that such Rule 10b5-l plan was not entered into or modified during the blackout period and you were unaware of the actual or approximate beginning or ending dates of the blackout period at the time of the transaction. Because these exemptions are narrow, proposed transactions should be discussed with Patricia M. Schaubeck, General Counsel, before you or your family members take any action concerning Sun equity securities during this period.

Please note that the trading restrictions implemented because of the blackout period are in addition to other trading restrictions under Sun’s Securities Trading Policy.

The blackout period is expected to begin at 4:00 p.m., New York City time, on January 23, 2018 and is expected to end on or about the week of February 11, 2018. If the exact dates of the blackout period change, we will provide you with updated information. During this period, directors and executive officers may obtain information as to whether the blackout period has begun or ended from the Ms. Schaubeck as set forth below.

Questions regarding this notice or the blackout period that will apply to directors and executive officers (including questions regarding whether the blackout period has begun or ended) may be directed to:

Patricia M. Schaubeck

General Counsel

Sun Bancorp, Inc.

350 Fellowship Road, Suite 101

Mount Laurel, NJ 08054

(856) 552-6037